                                                                    EXHIBIT 99.1

                                                        Portions of this Exhibit
                                                        have been omitted
                                                        pursuant to a request
                                                        for confidential
                                                        treatment. The omitted
                                                        portions are marked
                                                        ***** and have been
                                                        filed separately with
                                                        the Commission.


                           PRE-VALIDATION AGREEMENT

This Agreement ("PV Agreement") is made the 16th day of October, 1998 between CELL THERAPEUTICS, INC., whose registered office is at 201 Elliott Avenue West, Suite 400, Seattle, Washington, 98119, USA ("Company"), and CHIREX (DUDLEY), LTD., of Dudley, Cramlington, Northumberland, NE23 7QG, ENGLAND ("Supplier").

                                   RECITALS

     WHEREAS, Supplier and Company are parties to a Supply Agreement dated January 21, 1997 ("Supply Agreement");

     WHEREAS, the scope of the Supply Agreement is limited to Pilot, Validation and Commercial Lots as defined therein;

     WHEREAS, in support of Company's clinical and regulatory development efforts, Company and Supplier desire that Supplier provide additional manufacturing services not contemplated by the Supply Agreement, specifically, CCA and Compound Pre-Validation batches (as defined below); and

     WHEREAS, Company and Supplier intend that this PV Agreement document the parties' entire understanding of each party's obligations and rights concerning the Pre-Validation batches.

                                  AGREEMENTS

     NOW THEREFORE, in consideration of the mutual promises hereinafter set forth, the parties agree as follows:

1.  DEFINITIONS:

ACTUAL COST shall mean all of Supplier's Actual Costs (direct and indirect)
-----------
incurred in preparing CCA and Compound, which shall be deemed to include an allocation of manufacturing overhead which is calculated based on Supplier's standard overhead and cost systems in effect upon commencement of Pre-Validation.

(The information below marked by ***** has been omitted by a request for confidential treatment. The omitted portion has been separately filed with the Commission.)

COMPOUND is Company's proprietary compound, lisofylline, having a chemical name,
--------
*****.

(The information below marked by ***** has been omitted by a request for confidential treatment. The omitted portion has been separately filed with the Commission.)

CCA has the chemical name ***** and is the key intermediate for preparation of
---
Compound.

cGMP are current Good Manufacturing Practices, specifically as defined in United
----
States Code of Federal Regulations, Title 21, (S) 210 and 211, related FDA guidelines, and as interpreted by Company.

INTELLECTUAL PROPERTY (IP) includes, but is not limited to, patentable
---------------------
inventions, trade secrets and know how.

PRE-VALIDATION PROJECT PLAN (PV PROJECT PLAN) has been prepared by the Company and agreed to by the Supplier. It is attached hereto as Exhibit A and defines and delineates specific roles for Company and Supplier for Pre-Validation, including, without limitation, personnel training and completion of required quantities of CCA and Compound. The PV Project Plan includes a comprehensive compilation of the technical specifications and compliance and documentation requirements that shall govern the manufacture, testing, packaging and labeling of Pre-Validation lots of CCA and Compound manufactured by Supplier for Company per this PV Agreement (collectively, the "Pre-Validation Manufacturing Standards"). The PV Project Plan also sets forth a schedule of activities and resource utilization for completing the activities scheduled for each batch of the stages identified in the Project Plan.

SUPPLIER'S FEE is an amount paid by Company to Supplier in accordance with the
--------------
provisions of Paragraph 10(b).

2. PV AGREEMENT SCOPE: The Pre-Validation batches under this PV Agreement are designed to confirm the CCA and Compound processes at a commercial manufacturing scale in Supplier's validated equipment under full cGMP compliance. Specifically, Supplier will timely produce CCA and Compound Pre-Validation batches as set forth in the PV Project Plan.

3. TERM: This PV Agreement shall commence upon complete execution by both parties, and unless terminated sooner, shall remain in effect until the completion of the Pre-Validation batches set forth in the Project Plan.

4.  REPRESENTATIONS AND WARRANTIES:

Company represents and warrants to Supplier:

a) The proprietary manufacturing processes that Company has disclosed to Supplier and pertaining to the Compound or CCA, except to the extent the processes incorporate Supplier proprietary technology, are owned by Company, free and clear of any liens or claims and performance thereof will not infringe any third party rights.

b) The Project Plan (and all supporting documentation referenced therein) are complete and accurate and contain all information necessary for Supplier to manufacture the Compound or CCA, and when followed, will result in finished products which comply with the Pre-Validation Manufacturing Standards.

c) Compound meeting the Pre-Validation Manufacturing Standards is fit for the purpose intended by Company.

d) Company has all requisite power and authority to execute and deliver this PV Agreement and the other exhibits and instruments to be executed and delivered by the parties pursuant hereto.

e) This PV Agreement does not conflict with any other agreement, instrument, obligation, understanding or arrangement Company may have with another party.

Supplier represents and warrants to Company:

a) Supplier will perform all manufacturing for Company in accordance with all written technical documentation mutually agreed to by the parties, specifically including the Pre-Validation Manufacturing Standards.

b) For all phases of production, Supplier will comply with all applicable U.S. governmental regulatory requirements, specifically cGMP, for all phases of production including, without limitation, maintaining adequate documentation.

c) Supplier has all requisite power and authority to execute and deliver the PV Agreement and the other exhibits and instruments to be executed and delivered by the parties pursuant hereto.

d) This PV Agreement does not conflict with any other agreement, instrument, obligation, understanding or arrangement Supplier may have with another party.

5. COMPOUND RELEASE AND NON-CONFORMANCE: Company is responsible for releasing both CCA and Compound manufactured by Supplier in accordance with the Pre-Validation Manufacturing Standards. However, Supplier is responsible for conducting all required analytical testing on material produced by Supplier for Company which is set forth in the Pre-Validation Manufacturing Standards (by inclusion or reference therein). Company reserves the right to repeat tests conducted by Supplier (at Company's cost) prior to Company's release of material to confirm that the material meets the Pre-Validation Manufacturing Standards. Should Company not be able to release CCA or Compound in accordance with the Pre-Validation Manufacturing Standards, the CCA or Compound shall be deemed non-conforming.

6. SHIPPING: Company shall notify Supplier of shipment location(s) for Compound released by Company no more than ninety (90) days after Supplier's notice to Company that Supplier has completed Compound manufacture. Except as otherwise provided, all Compound manufactured by Supplier hereunder shall be delivered to Company ex Dudley. Company shall set forth all shipment, packaging, labeling and storage requirements in the Pre-Validation Manufacturing Standards. Supplier shall ship Compound to a location specified in writing by Company. Supplier will maintain adequate business insurance to cover material replacement in the event of material loss or damage during Supplier's manufacture or material storage up to a maximum of the cumulative amounts invoiced by Supplier for Pre-Validation. If Company fails to notify Supplier of shipment location(s) for Compound within the aforementioned ninety (90) day period, Supplier shall ship Compound to Company at the address specified in
Section 9 in accordance with the shipment requirements in the Pre-Validation Manufacturing Standards.

7. INDEPENDENT CONTRACTOR AND THIRD PARTY SUBCONTRACTORS: Supplier is an independent contractor, not an employee or agent of Company, and will be solely responsible for maintaining its labor force and operations. Supplier shall have no right to bind Company by contract, otherwise transact any business or make any representations in Company's name or on Company's behalf.

Supplier shall remain directly responsible for Supplier's performance hereunder, even though Supplier may utilize third party contractors that it deems have the requisite expertise and skill to meet Supplier's performance obligations under this PV Agreement. Should Supplier utilize third party personnel other than those previously approved by Company, Supplier will provide Company with an opportunity to review and confirm Supplier's selection.

8. FACILITY ACCESS: Upon giving prior written notice to Supplier, Company (or its authorized designees) shall have the right to inspect Supplier's facilities and documentation at normal business hours to ensure compliance with this PV Agreement, including applicable regulatory and or other governmental requirements. Company may review or request copies of regulatory or cGMP data at any time.

Supplier will not unreasonably withhold access by Company to data, documentation, material, laboratories or facilities, wherever located, if such access is reasonably required for verification of Supplier's performance hereunder or is required in connection with government regulatory agency requests.

9.  NOTICES:
    -------

a) Inspection: Supplier will immediately notify Company's Director of Quality Affairs of a duly authorized governmental agency's (federal, state or municipal) communication, visit, investigation or inquiry relating to Supplier's process or facilities in connection with manufacture of CCA or Compound (Event).
Supplier's written confirmation of an Event shall not be later than twenty-four
(24) hours from Supplier's first knowledge thereof. Supplier's notice shall provide Company's Director of Quality Affairs with the following information:

        a)  The agency;

        b)  Purpose of communication, visit, investigation or inquiry;

        c)  Name(s) of inspector(s) and credential number; and

        d)  A copy of form(s) issued by inspector, if any.

Supplier will handle Confidential and Proprietary Information in accordance with the provisions of Paragraphs 11 (Confidentiality) and 13 (Publication and Promotion). Supplier shall obtain Company's approval prior to Supplier providing to any third party copies of documentation which contain Company information.

Company will assist Supplier in responding to the communication, visit, investigation or inquiry relating to an Event.

b) General: In addition to the foregoing, Supplier will notify Company's Director of Manufacturing Operations orally and in writing of any interruption in Supplier's manufacturing activities that relates to or affects Supplier's performance under this PV Agreement. Supplier's notice shall not be later than forty-eight (48) hours from Supplier's first knowledge of the manufacturing interruption.

Unless otherwise specified herein, all notices required or permitted to be given under this PV Agreement shall be in writing and shall be delivered personally, sent by secure facsimile or mailed prepaid to the persons named and addresses set forth below.

If to Company:           Director of Manufacturing Operations
                         Cell Therapeutics, Inc.
                         201 Elliott Avenue West, Suite 400
                         Seattle, Washington 98119
                         Telephone No.:  (206) 282-7100
                         Facsimile No.:   (206) 284-6206

If to Supplier:          Chief Operating Officer
                         c/o ChiRex (Dudley) Ltd.
                         Dudley, Cramlington
                         Northumberland, NE23 7QG
                         ENGLAND
                         Telephone No.:  0191 250 0471
                         Facsimile No.:   0191 250 1154

with a copy to:          General Counsel
                         ChiRex, Inc.
                         300 Atlantic Street, Suite 402
                         Stamford, CT  06901
                         Telephone No.:  (203) 351-2300
                         Facsimile No.:   (203) 425-9996

10.  COSTS, INVOICING, FINANCIAL AUDITING AND PAYMENT:

a)  Costs:  Actual Costs shall be accounted for and billed by Supplier to
    -----
Company.

(The information below marked by ***** has been omitted by a request for confidential treatment. The omitted portion has been separately filed with the Commission.)

b)  Invoicing:  Monthly, Supplier shall invoice all Actual Costs incurred in
    ---------
manufacturing CCA and Compound during the corresponding manufacturing month. When Supplier invoices Company, Supplier's Invoice (an example of which is attached hereto as Exhibit B) shall include a Supplier's Fee equal to ***** percent (*****%) of the Actual Costs. Supplier's Invoices will be in US dollars (US $) and shall comply with specific requirements set forth in the attached sample Supplier's Invoice.

Contemporaneously with Supplier's submission of monthly invoices, Supplier shall deliver to Company a Monthly Report and copies of all Project Timesheets completed by Supplier personnel during the respective monthly invoice period, examples of which are attached as Exhibit C. Supplier agrees that it will collect labor hours by having Supplier's employees record time spent on Pre-Validation in the appropriate time category(ies) represented on the attached Project Timesheet.

Company and Supplier agree that British pounds ((Pounds)) will be converted to US dollars ($) using the applicable closing conversion rate quoted in the Wall Street Journal(R) three business days prior to the end of every monthly invoicing period.

c) Financial Auditing: Supplier shall permit Company the right to periodically audit Supplier's financial records and documentation (including Supplier's overhead and standard cost systems) giving at least ten (10) business days prior notice to Supplier.

Company's timely payment of any outstanding invoice due will not waive Company's right to later dispute any Actual Costs invoiced.

(The information below marked by ***** has been omitted by a request for confidential treatment. The omitted portion has been separately filed with the Commission.)

d) Payment: Company shall pay invoiced amounts to Supplier in US dollars, no later than the twentieth day of the month following the month of the respective invoice date. Company will pay to Supplier ***** dollars ($*****)(US) as an advance payment ("Advance Payment") against Actual Costs and Supplier's Fees which will be incurred by and due to Supplier in the course of Supplier's performance hereunder; $***** to be paid within ***** days of mutual execution of this PV Agreement and the remaining $***** to be paid within ***** days of mutual execution of this PV Agreement. Supplier will apply (in US dollars) ***** percent (*****%) of the advance payment against each of the first five monthly Supplier's Invoices. In the event that the applied ***** percent (*****%) of the Advance Payment exceeds any one of the first months' Supplier's Invoices, the excess shall be carried and applied to the next successive month's Supplier's Invoice.

On all outstanding balances due (from the date on which said amount is due until paid), Supplier shall assess interest at a per annum rate equal to two percent (2%) over the LIBOR rate quoted by Midland Bank on the date payment is overdue.

11. CONFIDENTIALITY: Supplier shall remain bound by the terms and conditions of the Confidential Disclosure Agreement between Company and Supplier, dated March 22, 1994, and amended April 25, 1996 (collectively, CDA), which is incorporated by reference in its entirety.

12. INTELLECTUAL PROPERTY: Supplier agrees that Company shall own all intellectual property created hereunder and specifically related to manufacture of CCA and Compound ("IP"), except to the extent that any IP may embody Supplier's proprietary technology used in Pre-Validation. Supplier agrees to assist Company and perform all acts reasonably regarded by Company as necessary to assist Company in securing, perfecting and enforcing its IP ownership rights provided herein.

13. PUBLICATION AND PROMOTION: Supplier may not publish details of the synthesis or manufacture of Compound or CCA without Company's prior written consent.

Supplier agrees not to use or imply Company's name for advertising, self-promotion purposes, raising capital, recommending investments, which, inter alia, implies endorsement by Company, and will only reference Company's name after obtaining Company's prior written permission. Notwithstanding the foregoing, Supplier may identify Company as one of its customers in its SEC filings and Annual Report.

14. INDEMNIFICATION AND LIABILITY: Supplier and Company ("Indemnifying Party") shall indemnify, defend and hold harmless the other and other's officers, directors, employees, and agents (collectively the "Indemnified Party") against any and all liability, obligation, loss or damage (including reasonable attorney's fees) which result from the Indemnifying Party's breach of its representations, warranties or obligations hereunder or its negligent act or omission or willful misconduct.

Supplier and Company agree that each will be liable to the other for damages resulting from any such party's breach of its respective representations, warranties or obligations hereunder.

15. APPLICABLE LAW AND JURISDICTION: This PV Agreement shall be construed in accordance with, and its performance shall be governed by, the laws of the State of New York, exclusive of choice of law provisions.

16. AMENDMENTS: Any amendments, changes, or revisions to this PV Agreement must be proposed in writing by either party, and accepted in writing by the other party before they shall become effective and binding.

17. ASSIGNMENT: This PV Agreement is for specialized manufacturing services. Supplier shall not assign, transfer or convey this PV Agreement, any obligations, or any moneys due or to become due hereunder without the prior written consent of Company. This PV Agreement shall inure to the benefit of Company, its assigns, subsidiaries or successors in business.

18. ENTIRE AGREEMENT: This PV Agreement (all Exhibits and documents attached hereto and referenced herein) represents the entire understanding and agreement between Company and Supplier. In the event that a conflict arises between this PV Agreement and printed terms and conditions on any subsequently prepared document concerning performance of the parties under this PV Agreement, the terms and conditions provided in this PV Agreement shall prevail, unless the document satisfies the requirements herein for amendments to this PV Agreement.

19. SUPPLY AGREEMENT: Supplier has completed all manufacturing services required by Company under the Supply Agreement, specifically within the scope of Paragraphs 2(a) and 12 and relating to the Pilot and Validation Lots of CCA and Compound. Supplier and Company acknowledge that Supplier's manufacture of Commercial Lots under the Supply Agreement is conditioned upon an amendment of the pricing terms of the Supply Agreement (including, without limitation, Paragraph 12 thereof).

IN WITNESS WHEREOF, the parties by their authorized representatives have set their hands on the day first above written.

CELL THERAPEUTICS, INC.                    CHIREX (DUDLEY) LTD.


By: /s/ MAURICE J. SCHWARZ                  By: /s/ BETH P. HECHT
   ---------------------------------           -------------------------------
        Maurice J. Schwarz                          Beth P. Hecht

Title:  EVP, Product Development           Title:   Director
        ----------------------------              ----------------------------

Address:  201 Elliott Avenue West          Address: Dudley, Cramlington
          --------------------------                --------------------------
          Seattle, Washington  98119                Northumberland, NE237QG
          --------------------------                --------------------------
          USA                                       ENGLAND
          --------------------------                --------------------------

                                  Page 9 of 9